MEMBERS AGREEMENT
BETWEEN
THE MEMBERS
OF
NATURALSHRIMP EUROPE LTD.
1. INTRODUCTION

This Agreement is made and entered into on December 2, 2005, by and between BE INVEST LTD. ("BET), a company incorporated under the laws of Switzerland, with registered address at 18, rue de St.-Pierre, 1701 Fribourg, Switzerland, and with register number CH-217-3531377-8, and NATURALSHRIMP INTERNATIONAL, INC. ("NST'), a company incorporated under the laws of the State of Delaware, USA, with registered address at 2068 N. Valley Mills Dr., Waco, Texas 76710 and with file number 155900300 (BEI and NSI are the members of the Company and shall be collectively referred to herein as the "Members").

WHEREAS, the Members intend to terminate any prior agreements between each other; and

WHEREAS, BEI and NSI shall enter into a joint venture, NaturalShrimp Europe Ltd. (the "Company"); and

WHEREAS, the Company is intended to serve as a holding company registered under the laws of Switzerland and, through wholly-owned subsidiaries organized under the laws of the country in which such subsidiary will be situated, shall be responsible for the construction and operation of shrimp production facilities in Europe using NSI's proprietary technology and know-how with respect to rowing shrimp, as more fully defined in Schedule 1 attached hereto (the "Shrimp Technology"); and

WHEREAS, BEI and NSI will each obtain 50% of the outstanding equity interest in the Company; and WHEREAS, this Agreement intends to govern the relationship between the Members.

NOW, THEREFORE, for and in consideration of the premises, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

2. PURPOSE

2.1The purpose of this Agreement is to govern and address the business relationship between the Members in regards to the ownership, construction, operation, and management of shrimp production facilities throughout Europe and initially in Spain.

2.2The Company shall be a holding company formed under the laws of the country of Switzerland and shall have a wholly-owned subsidiary, organized under the laws of the country of Spain, which shall be solely responsible for the construction and operation of shrimp production facilities in Spain using the Shrimp Technology. The Company will establish other subsidiaries as appropriate in order to cover the countries listed on Schedule 2 attached hereto (the "Territory").

2.3The Members have agreed that BEI will do or provide the following with regards to the initial shrimp growing facility located in Spain (the "Facility") utilizing the Shrimp Technology:

2.3.1 With the advice and consent of NSI, such consent to be granted within a reasonable period, and not to be unreasonably withheld, locate and secure a satisfactory location suitable for the construction and operation of the Facility;

2.3.2 Contribute to the Company's capital such funds as are necessary for the construction of the Facility and the operation of the Facility for the period beginning on the execution of this Agreement and ending six (6) months following the Initial Operation (hereinafter defined) of the Facility;

2.3.3 Use its best efforts to obtain, at BEI's sole cost and expense, all necessary local, state and federal governmental permits and licenses necessary to construct and operate the Facility and to market and sell shrimp in Spain; and

2.3.4 Ensure that management and other staff of the Facility comply with all rules, regulations, statutes and laws applicable to the business of the Facility, subject to any decisions made by the Board of Directors of the Company (the "Board") or the managing director of the Company (the "Managing Director") pursuant to their respective competencies described in Article 4 below.

2.3.5 For the purposes of this Agreement, "Initial Operation(s)" shall mean the initial stocking of the Facility with shrimp intended for commercial sale.

2.4The Members have agreed that NSI will do or provide the following:

2.4.1 NSI will provide certain services to the Company for a management fee of $10,000/month (the "Management Fee"). The obligation to pay the Management Fee shall commence sixty (60) days following the completion of the delivery of all Know-How (as defined in Schedule 1 attached hereto) and documentation concerning the Shrimp Technology necessary to construct the Facility (the "Technology Transfer"), such completion to be evidenced by written notice thereof from the Company to NSI. The services covered by the Management Fee will include: staff expenses and consulting services regarding strategic planning, marketing, production and distribution of shrimp; provided, however, that in no case shall such services include any services related to the Technology Transfer or the services to be provided by NSI at the Facility as provided in Section 2.4.2; and

2.4.2 Following the completion of the Technology Transfer and during the development of any shrimp growing facility by the Company, NSI will furnish certain of its employees at such facility's location to provide consulting services. The Company shall pay (i) all reasonable travel and living expenses for NSI's employees when engaged in such on-site consultations, and (ii) a minimum consulting fee of $1,500 (US) per employee per on-site visit, plus an additional $75.00 (US) per hour per employee for each hour worked by such employee in excess of twenty (20) hours during such facility's normal working hours; and

2.4.3 Secure that agreements made by NSI with partners other than BEI in the countries listed on Schedule 2 attached hereto shall contain a provision which prohibits the production and sale of shrimp, or the export of shrimp to such countries by an entity not beneficially owned in part by the Company.

3.LICENSE

3.1 Subject to the provisions set forth in Sections 3.6 and 3.7 hereof, during the term of this Agreement, NSI hereby grants to the Company an exclusive license to use the Shrimp Technology in each of the countries within the Territory and undertakes not to exploit the Shrimp Technology in the Territory or to purport to grant others the right to do so.

3.2 Subject to the provisions set forth in Sections 3.6 and 3.7 hereof, NSI hereby grants to the Company an exclusive license within the Territory to use the rights NSI has or may acquire, but is not obligated to acquire, in any trade or service mark for use on the Licensed Products (as defined in Schedule 1 attached hereto) and in conjunction with the advertising, marketing, promotion, or the rendering of services by or with the Shrimp Technology.

3.3During the term of this Agreement, the Company undertakes to pay for all government fees associated with the procurement and maintenance of the whole or any part of the Shrimp Technology in the Territory. The Company shall not make any representation or perform any act which may be taken to indicate that it has any title or interest in or to the ownership or use of the Shrimp Technology, except under the terms of this Agreement, and acknowledges that nothing contained in this Agreement shall give the Company any right, title or interest in or to the Shrimp Technology except as hereby granted.

3.4 If, during the term of this Agreement, Company either alone or jointly with others, makes any Improvement (as defined in Schedule 1 attached hereto) relating to or touching upon the Shrimp Technology, such Improvement shall be and remain the property of NSI (whether registered or not) and accordingly the Company hereby assigns to NSI any rights the Company may have in such Improvements. Upon making or creation of any Improvement, if so requested and at NSI' s expense, the Company will assist NSI in obtaining patent, trademark or copyright registrations, or any other protection desired by NSI with respect to any such Improvement and will execute all documents and do all things necessary to give effect to this provision. This Section 3.4 shall apply only to Improvements relating to the Shrimp Technology.

3.5 The Company shall at all times indemnify and keep indemnified NSI against all or any costs, claims, damages or expenses incurred by NSI or for which NSI may become liable with respect to any claim relating to the use of the Shrimp Technology or the Licensed Products and supplied or put into use by the Company.

3.6 Following the execution of this Agreement, the Company shall have a license to use the Shrimp Technology within the territorial limits of the country of Spain. The Company shall have the right to expand its shrimp production operations into additional countries in the Territory listed on Schedule 2, including the right to export the Licensed Products (as defined in Schedule 1 attached hereto) to countries other than Spain, subject to NSI's prior written consent, which shall not be unreasonably withheld or delayed.

3.7 At any time after two (2) years from Initial Operation, NSI may propose to the Company the expansion of its shrimp production operations into additional countries in the Territory.

3.7.1 Such proposal must be reasonable in scope and shall at a minimum be in writing, include the name of the country or countries in which NSI proposes that the Company expand its operations, and describe the means by which NSI proposes to expand such operations.

3.7.2 Upon receipt of such proposal, the Company shall have twenty-one (21) days to demand further information from NSI regarding the means proposed for expanding the operations, including, but not limited to, general marketing information obtained by NSI, name and contact information of any potential distributors or manufacturors, and any proposed business plans. Upon receipt of such information from NSI, the Company shall have sixty (60) days to accept or reject such proposal, such acceptance or rejection to be in writing. Notwithstanding anything contained herein to the contrary, the directors appointed to the Board by NSI shall have no right to vote on the acceptance or rejection of such proposal.

3.7.3 If such proposal is rejected by the Company, then the Company's right to the license for the country or countries listed in such proposal shall terminate and revert to NSI and such country or countries shall be stricken from Schedule 2 hereto and no longer considered part of the "Territory" for the purposes of this Agreement. If the Company fails to respond to such proposal in writing within such sixty (60) day period, then Company shall be deemed to have rejected such offer and the Company's right to the license for the country or countries contained in such proposal shall terminate and revert to NSI and such country shall be stricken from Schedule 1 hereto and no longer considered part of the "Territory" for the purposes of this Agreement.

3.7.4 If such proposal is accepted by the Company, the Company shall have two (2) years to begin Initial Operations in the proposed country or countries. If the Company fails to reach Initial Operations within two (2) years from the date of the acceptance of the proposal, then the Company's right to the license for the country or countries listed in such proposal shall terminate and revert to the NSI and such country or countries shall be stricken from Schedule 2 hereto and no longer considered part of the "Territory" for the purposes of this Agreement. In no case may NSI propose more than two (2) countries for development in accordance with this Section 3.7 within the same calendar year.

3.8 Company shall have the right to sublicense the rights granted to it in the ShrimpTechnology under this Section 3 to its wholly-owned subsidiaries as contemplated by Section 2.2. Subject to Board approval, Company may also subcontract to third parties some or all of the aspects of production of the Licensed Products; provided, however, that in all such cases, no Know-How or any other confidential information of NSI shall be disclosed to such third party unless it is subject to a written confidentiality agreement with Company and NSI and in form acceptable to NSI.

3.9 No further right or license is granted by NSI to the Company by this Agreement, except as expressly set out in this Section 3.

4. MANAGEMENT OF THE COMPANY

4.1Day-to-day management will be the responsibility of the Managing Director, who shall be responsible to the Board and follow the Board's policies. The Managing Director shall be appointed by the Board.

4.2 The Board will consist of four (4) Directors; two (2) who will be appointed by NSI and two (2) who will be appointed by BEI. The Directors shall perform their duties in good faith and with due skill and care. If a person is made a "Member" in accordance with Section 8.5 and Section 11.1 hereof, BEI will be permitted to transfer its right to appoint one (1) member of the Board to such person. The position of Chairman of the Board will rotate among the four directorships on an annual basis. The Chairman of the Board will be permitted to vote on matters properly coming before the Board. The Members agree, and will instruct the Chairman of the Board accordingly, that any casting vote granted to the Chairman of the Board under any applicable law shall not be used. Any tie vote that the Board is not otherwise able to resolve between themselves, will be resolved in accordance with Article 10. For as long as Swiss law requires that a member of the Board be a citizen of Switzerland or of a European Union country and a legal resident of the country of Switzerland, at least one (1) of the members of the Board appointed by BEI must be both a citizen of Switzerland or of a European Union country and a legal resident of the country of Switzerland.

4.3 The Managing Director shall act within the powers and duties limited by the Board.

4.4 Meetings of the Board shall be held at least quarterly, or else as called by a Director on reasonable notice. The quorum for the transaction of business by the Board shall be two (2) directors, consisting of at least one (1) director appointed by NSI and one (1) director appointed by BEI.

4.5 Compensation of any Director shall be determined by the Members and the compensation of the Managing Director and any other officers of the Company shall be determined by the Board.

4.6 No Managing Director or other officer of the Company will take any action which is (a) reserved to the Board or Members, (b) contrary to this Agreement, the Articles of Association of the Company, or any other agreement governing the relationship among the Members, or (c) which would contravene law.

5. CAPITAL CONTRIBUTIONS

5.1NSI has licensed the Company to use the Shrimp Technology pursuant to Section 3 and will provide, free of charge, all things necessary to complete the Technology Transfer.

5.2BEI will provide the capital necessary to secure land, construct the Facility and to provide for adequate working capital as set forth in Section 2.3.2, such capital to be structured as a loan in accordance with a definitive loan agreement to be negotiated at a later date (the "Loan Agreement"), the terms of which with will comport substantially with the indicative term sheet attached hereto as Schedule 3.

5.3The form and amount of any additional capital contributions by the Members shall be determined by a Majority in Interest.

6. GENERAL MEMBERS MEETINGS

6.1The Company's Articles of Association shall seek to incorporate the terms of this Article 6 insofar as these terms are allowed under Swiss law. The Articles of Association shall adopt the provisions of the Swiss Code of Obligations as far as possible. If the Articles of Association of the Company do not comply with the terms set forth in this Article 6 below due to the use of the standard terms of the Swiss Code of Obligations, in defining the Articles, then the said Articles of Association shall take precedent.

6.2All meetings of the Members shall be held at the principal office of the Company or at such other place as may be determined by the Members and set forth in the respective notice or waivers of notice of such meeting.

6.3The annual meeting of the Members of the Company for the transaction of such business for which such meeting is called or as may properly come before the meeting, shall be held at such time and date as shall be designated by the Members from time to time and stated in the notice of the meeting. Such annual meeting shall be called in the same manner as provided in this Agreement for special meetings of the Members, except that the purposes of such meeting need be enumerated in the notice of such meeting only to the extent required by law in the case of annual meetings.

6.4Special meetings of the Members may be called by the Board or by the holders of not less than ten percent (10%) of all the outstanding equity interests of the Company. Business transacted at all special meetings shall be confined to the purposes stated in the notice.

6.5Written or printed notice stating the place, day and hour of the meeting and the purpose or purposes for which the meeting is called, shall be delivered not less than fourteen (14), or in the case of an annual general meeting, no less than twenty-one (21) clear days before the date of the meeting, either personally or by mail, by or at the direction of the Members or person calling the meeting, to each Member of record entitled to vote at such meeting. If mailed, such notice shall be deemed to be delivered forty-eight (48) hours after it was deposited in the mail to the Member at his address as it appears on the transfer record of the Company, with postage prepaid.

6.6A Majority in Interest of the Members shall constitute a quorum at all meetings of the Members, except as otherwise provided by law or the Articles of Organization. Once a quorum is present at the meeting of the Members, the subsequent withdrawal from the meeting of any Member prior to adjournment or the refusal of any Member to vote shall not affect the presence of a quorum at the meeting. If during a meeting such quorum ceases to be present, the meeting shall stand adjourned until the same day in the next week at the same time and place or until such time and place as the Board may determine. At any meeting of the Members at which a quorum is present, the vote of the holders of a Majority in Interest of all the Members shall be the act of the Members, unless the vote of a greater number is required by law, the Articles of Association, or this Agreement. For the purposes of this Agreement, "Majority in Interest" shall mean such Members who, in the aggregate, own more than fifty percent (50%) of all of the outstanding equity interests of the Company.

6.7The Board shall make, at least ten (10) days before each meeting of the Members, a complete list of the Members entitled to vote at such meeting, or any adjournment of such meeting, arranged in alphabetical order, with the address of and the percentage of equity ownership of the Company held by each, which list, for a period of ten (10) days prior to such meeting, shall be kept on file at the registered office of the Company and shall be subject to inspection by any Member at any time during usual business hours. Such list shall also be produced and kept open at the time and place of the meeting and shall be subject to inspection of any Member during the whole time of the meeting. However, failure to comply with the requirements of this Section shall not affect the validity of any action taken at such meeting.

6.8The Company shall be entitled to treat the holder of record of any equity interest in the Company as the holder in fact of such equity interest for all purposes, and accordingly shall not be bound to recognize any equitable or other claim to or interest in such equity interest on the part of any other person, whether or not it shall have express or other notice of such claim or interest, except as expressly provided by this Agreement or the laws of the country of Switzerland.

6.9Notwithstanding any provision contained in this Article 6, all actions of the Members provided for herein may be taken by written consent without a meeting, or any meeting thereof may be held by means of a conference telephone call. Any such action which may be taken by the Members without a meeting shall be effective only if the written consent or consents are in writing, set forth the action so taken, and are signed by the holder or holders of equity interests of the Company constituting not less than the minimum amount of equity interests that would be necessary to take such action at a meeting at which the holders of all equity interests in the Company entitled to vote on the action were present and voted. Prompt notice of the taking of any action by the Members without a meeting by less than unanimous written consent shall be given to those Members who did not consent in writing to the action.

6.10 It is agreed that the corporate actions listed below require the approval of such Members who, in the aggregate, own more than seventy-five percent (75%) of all the outstanding equity interests of the Company, and that no resolution of any of the material issues below shall have any effect unless passed at a duly constituted general meeting of Members:

              6.10.1 any decision to list the Company's shares on a public Stock Exchange;

6.10.2 The dissolution of the Company or the placing of the Company in voluntary liquidation;

6.10.3 the approval of the Company's annual budget and annual audited financial statements;

6.10.4 the amendment of this Agreement, Company's Articles of Association or authorization to engage in any business other than that previously unanimously agreed to by the Members;

             6.10.5 the acquisition or disposition of any material portion of the Company's assets; 6.10.6 the issuance or repurchase of shares in the Company;

             6.10.7 any dividend or distribution by the Company;

             6.10.8 transactions with any Member or their respective affiliates;

6.10.9 any merger, consolidation, liquidation or any other extraordinary corporate transaction;

6.10.10settlement of material litigation in excess of the amount agreed by the Members;

              6.10.11 change of auditors or accounting practices; and

6.10.12any (i) capital expenditures, (ii) loans or other borrowings, (iii) mortgages or other encumbrances of assets, or acquisitions or (iv) leases of real property.

7. MEMBERS & DISTRIBUTION POLICY

7.1NSI will own 50% of the Company, and share in the profits and losses of the Company in that percentage.

7.2BEI will own 50% of the Company, and share in the profits and losses of the Company in that percentage.

7.325% of Cash Flow (hereinafter defined) shall be used to make the payments required under the Loan Agreement until such time as such payment obligations expire.

7.425% of Cash Flow (hereinafter defined) shall be used as a reserve for the reasonable needs of the Company, including, without limitation, working capital, capital expenditures and new investments, unless otherwise determined by a Majority in Interest.

7.5The remaining Cash Flow will be distributed to the Members as and when agreed by the Board on an annual basis (after relevant debt service obligations have been met) but no distribution will:

7.5.1 occur where to do so would contravene law;

7.5.2 occur where to do so would place the Company in a position that it would not be able to pay its debts as they become due in the normal course of business; or

7.5.3 occur where to do so would allow the Company's total assets to be less than its total liabilities.

7.5.4 For the purposes of this Agreement, "Cash Flow" shall mean, for each quarter, any net cash available to the Company from actual revenues minus (i) the operating and other expenses of the Company, (ii) any applicable state, local and federal taxes payable by the Company, (iii) capital expenditures or leasehold improvements with respect to the Facility, and (iv) any payment of debts of the Company (other than those due under the Loan Agreement).

7.6 The Company shall make distributions of Cash Flow to the extent available at least once a year within a reasonable time after the end of each fiscal year of the Company pro rata in accordance with the equity interests of the Company held by each Member.

7.7 Distributions to the Members of Cash Flow, and the timing of payment of such distributions, shall be sufficient to cover the Members' respective tax liabilities on the respective share of the Company's profits which are allocated to them.

7.8 The Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative, any appeal in such an action, suit or proceeding and any inquiry or investigation that could lead to such an action, suit or proceeding (whether or not by or in the right of the Company), by reason of the fact that he or she is or was a Member, manager, officer, or employee of the Company or is or was serving at the request of the Company as a manager, officer, or employee, against all judgments, penalties (including excise and similar taxes), fines, settlements and reasonable expenses (including attorneys' fees and court costs) actually and reasonably incurred by him or her in connection with such action, suit or proceeding to the fullest extent permitted by any applicable law, and such indemnity shall inure to the benefit of the heirs, executors and administrators of any such person so indemnified pursuant to this Section 7.8. The right to indemnification under this Section 7.8 shall be a contract right and shall not be deemed exclusive of any other right to which those seeking indemnification may be entitled under the Company's organizational documents or any law, agreement, vote of Members or disinterested managers or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office.

7.9 There is no indemnification of any member of the Board/Members for actions that were taken contrary to the Company's organizational documents, actions that were fraudulent or constituted gross negligence or which were knowingly taken in violation of law or which related to receipt of a financial benefit to which there was no entitlement.

7.10 The Members may assert claims against each other for breach of obligations.

8. TRANSFER OF SHARES

8.1Equity interests of the Company may not be transferred, pledged or hypothecate except in accordance with the transfer provisions of this Agreement. Notwithstanding the foregoing, in no case shall a transfer be permitted if:

     8.1.1 the effect of such transfer would be to terminate this Agreement; 8.1.2 the transfer is to a competitor of the Company; or

8.1.3 the transfer would violate any law, or trigger registration requirements under securities laws.

8.2 Transfers to an Affiliate are permitted provided such Affiliate agrees to be bound by same agreements as the Members to this Agreement, and provided advance written notice of such transfer is given to the Members. For the purposes of this Agreement, the term "Affiliate" shall mean any other person who, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, the specified person.

8.3 Permitted transfers shall not excuse the Members from the requirement to make capital contributions as required hereby.

8.4 If any Member should desire to sell all or any part of its equity interest in the Company to any party, the other Members shall have the first right and option to purchase, in proportion to their respective equity interests, the equity interests desired to be sold by the selling Member, such option to be upon the same terms and conditions as the selling Member is willing to accept from the prospective purchaser (and the Members hereby agree that if a Member shall agree to any sale other than for cash, the non-selling Members shall have the right to purchase the equity interests desired to be sold by the selling Member for the Fair Market Value of such non-cash consideration).

8.4.1 The terms and conditions upon which any selling Member desires to sell all or any part of its interest hereunder shall be set out in a written offer signed by the prospective purchaser or purchasers. The selling Member shall thereafter deliver to each of the other Members a fully executed counterpart of the contract relating to the contemplated sale.

8.4.2 The other Members shall have fifteen (15) days from the date of receipt of the executed copies of said contract within which to advise in writing the Member contemplating such sale of their desire to purchase all or some portion of the interest which is the subject of such contemplated sale. Failure of any Member to advise in writing the selling Member of such Member's desire to purchase its proportionate part of such equity interests within such fifteen (15) day period shall be deemed conclusively a rejection of such right to purchase.

8.4.3 Should any Member elect not to purchase its proportionate part of the interest which is the subject of the contemplated sale, the selling Member shall promptly so notify the other Members that did elect to purchase their proportionate part and such other Members shall have the right to purchase such part in proportion to their equity interests, by giving the selling Member written notice thereof within the fifteen (15) day period following receipt of said notice. Likewise, the failure of any such Member to advise the selling Member in writing of its desire to purchase its proportionate part of all of such additionally available equity interests in the manner and within the time permitted shall be conclusively deemed a rejection of such right to purchase.

8.4.4 If the non-selling Members desire to exercise their preferential right and option to purchase and so notify the selling Member ("Exercise Notice"), such Members shall close the purchase of such equity interests prior to the expiration of sixty (60) days after such election, payment for such interest being in accordance with the terms and provisions of the third-party offer; provided, however, that if the consideration provided for in such third-party offer was non-cash consideration, the non-selling Members shall be able to purchase such equity interests for the Fair Market Value of the non-cash consideration contained in the third-party offer.

8.4.5 This preferential right to purchase shall be of no force and effect unless the other Members shall offer to purchase the entire interest offered for sale by the selling Member.

8.4.6 For the purposes of this Agreement, "Fair Market Value" shall mean the value at which the Members mutually agree upon, or in the absence of such agreement within fifteen (15) days of the receipt of the Exercise Notice, then the Members shall by mutual agreement name a competent, independent appraiser familiar with the appraisal of similar closely held businesses to conduct an appraisal of the equity interests to be purchased. The Fair Market Value of such equity interests shall be determined by the appraiser within forty-five (45) days of the Exercise Date. The appraiser shall be instructed not to apply a discount to equity interests with a minority (i.e., non-controlling) interest nor to apply a premium to equity interests with a controlling interest in determining the Fair Market Value of the equity interests to be purchased. If the Members are unable to agree on an appraiser within fifteen (15) days of the expiration of the fifteen (15) day period referred to in this Section 8.4.6, the Members shall each choose a qualified appraiser and these appraisers, as a group and by majority vote, shall select one independent qualified appraiser to determine the Fair Market Value of the equity interests to be purchased in accordance with the immediately preceding paragraph. In all cases under this Agreement, the cost of any appraisals obtained for purposes of determining Fair Market Value shall be paid by the Company.

8.5 Notwithstanding Section 8.4 above, BEI shall have the right to transfer up to 48% (24% of the total outstanding equity of the Company) of its equity interest in the Company, and BEI's right to appoint one (1) member of the Board, to a person so long as such person (a) becomes subject to the terms and conditions of this Agreement in the capacity of "Member" pursuant to Section 11.1, and (b) is approved by NSI, such approval not to be unreasonably withheld or delayed.

8.6 If the Company does not reach profitability within four (4) years from the Initial Operation of the Facility, NSI shall have the right to purchase BEI's equity interest at Fair Market Value or, alternatively, shall have the right to require the sale of BEI's equity interest to a third party designated by NSI at Fair Market Value.

8.6.1 If the operation of the Facility is delayed or has been interrupted due to a Force Majeure Event, the period of such delay or interruption shall be added to the four year term provided for in Section 8.6. For the purposes of this Agreement, a "Force Majeure Event' shall mean an act of God such as fire, storm, flood, earthquake, explosion or accident; acts of the public enemy; acts of war or terrorism; rebellion; insurrection; sabotage; or the acts (including laws, regulations, disapprovals or failures to approve) of any government, whether national, municipal or otherwise, or any agency thereof.

8.6.2 If the Company has not reached profitability due to causes resulting from lack of availability or quality of NSI's services as defined under Sections 2.4.1 and 5.1, deficiencies in the Shrimp Technology which NSI has not disclosed to BEI (BEI having no duty of inspection with respect to the Shrimp Technology), or breaches of NSI's general duty of care with regards to the Company, NSI will not be entitled to exercise their right to purchase BEI's interests under this Section 8.6. The burden of proving the foregoing shall be on BEI.

8.7 If there is a Change in Control of BEI, NSI shall have the option to purchase BEI's equity interest in the Company at Fair Market Value.

8.7.1 For the purposes of this Agreement, "Change in Control' shall mean (a) the acquisition by any individual, entity, or group, other than the current holders, of beneficial ownership of 50% or more of the then outstanding equity interests of BEI; (b) a reorganization, merger, consolidation, share exchange, or similar form of reorganization of BEI with respect to which the individuals who were the respective beneficial owners of the equity interests of BEI immediately prior to such reorganization, merger, or consolidation do not, following such reorganization, merger, or consolidation, beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding equity interests of the entity resulting from such reorganization, merger or consolidation; (c) a complete liquidation or dissolution of BEI; or (d) sale or other disposition of all or substantially all of BEI's assets; provided, however, a Change of Control shall not be deemed to have taken place where the current holder of BEI is deceased and his inheritors, by statute, testament or as a trust, are exercising their acquired proprietary rights in BEI.

8.8 Upon any approved transfer of equity interest, (a) all outstanding loans, etc. between the Company and the departing Member will be repaid, (b) any member of the Board appointed by the departing Member will resign and (c) all reasonable efforts will be made to secure the release of the departing Member from any guarantees it has given on behalf of the Company.

9. ARTICLES OF ASSOCIATION

9.1 In case of any conflict between the provisions of this Agreement and the Articles of Association, the Members shall cause necessary alterations to be made to the Articles of Association as required in order to remove any conflict, unless the provisions of this Agreement explicitly state that the Articles of Association take precedent.

10. CONFLICTS, GOVERNING LAW IN CASE OF DISPUTES

10.1 In the event of any controversy or claim arising out of or relating to this Agreement, the Members shall consult and negotiate with each other and, recognizing their mutual interests, attempt to reach a solution satisfactory to both parties. If they do not reach settlement within a period of sixty (60) days, then either party may, by notice to the other party and the International Centre for Dispute Resolution, demand mediation under the International Mediation Rules of the International Centre for Dispute Resolution. If settlement is not reached within sixty (60) days after service of a written demand for mediation and if the parties mutually consent, any unresolved controversy or claim arising out of or relating to this Agreement shall be settled by arbitration in accordance with Swiss Rules of International Arbitration. The place of arbitration or mediation pursuant to this Section 10.1 shall be Bern, Switzerland. The language of the arbitration shall be English.

10.2 The corporate law of the country of Switzerland will govern all questions concerning the relative rights of the Company and its members. All other questions concerning the construction, validity and interpretation of this Agreement will be governed by English law.

10.3 If the controversy between the parties is not settled in accordance with Section 10.1, NSI shall have the right to purchase BEI's ownership interest at Fair Market Value or to require the sale of BEI's interest to a third party designated by NSI at Fair Market Value.

11. MISCELLANEOUS

This Agreement shall apply to all issued shares of stock in the Company. Further, any or all possible future buyers of shares, no matter way of purchase, shall be made a party to this Agreement in the capacity of "Member."

11.2 This Agreement constitutes the entire understanding between the parties with respect to the Company, and supersedes all prior agreements, negotiations and discussions between the parties relating to it. Upon the execution of this Agreement, the License Agreement between NSI and the Licensee (as defined in the License Agreement) and the License Option Agreement between NSI and the Aspheim/Bye Group dated March 13, 2004 shall be deemed terminated and no longer of any force or effect.

11.3 For the purposes of interpreting this Agreement, the term "person" includes a corporate or unincorporated body. Words in the singular include the plural and in the plural include the singular. A reference to one gender includes a reference to the other gender. The terms "in writing" or "written" include faxes but not e-mail.

11.4 Except as expressly provided in this Agreement, no amendment or variation of this agreement shall be effective unless in writing and signed by a duly authorized representative of each of the parties to it.

11.5 The parties declare that they each have the right, power and authority and have taken all action necessary to execute and deliver and to exercise their rights and perform their obligations under this Agreement.

12. DISSOLUTION

12.1 The Company shall be dissolved if there is written consent of all Members; or any court decree is issued or law is enacted that would prevent the Company from meeting its purpose.

12.2 A Member who attempts or causes dissolution outside of above events shall be liable to the Company and the other Members. Upon dissolution, assets of the Company are to be sold and proceeds to be applied to (a) expenses of dissolution, (b) payment of liabilities/debts of the Company, (c) to reserves for contingent/unforeseen liabilities of the Company and (d) to Members in accordance with equity interest.

13. AUDITS AND FINANCIAL REPORTING

13.1 The Board will cause the Company to keep complete and accurate records and books of account in accordance with the Company's accounting policies and United States generally accepted accounting principles ("GAAP"), or such other accounting principles which may be required according to local law from time to time, consistently applied. Members (and their duly authorizes representatives) will have access to records and books during regular working hours upon reasonable prior notice.

13.2 Monthly, quarterly and annual financial statements for the Company will be produced and supplied to the Board and the Members.

13.3 Annual statements will be audited promptly and supplied in audited form to the Board and the Members.

13.4 Members shall have full access to all information concerning the Company.

14. NON-COMPETE AND CONFIDENTIALITY

14.1 The Company will be sole vehicle through which the Members engage in the Company's agreed purpose.

14.2 The Members will keep Company matters confidential but may disclose information/documentation regarding the Company to advisers, affiliates and employees of affiliates, and as necessary and approved by the Members to the Company's customers.

15. ACCOUNTING

15.1 The Company will operate on an accrual basis for tax and financial accounting purposes consistent with GAAP, or such other accounting principles which may be required according to local law from time to time.

15.2 The Company's fiscal year end will be December 31.

16. VALIDITY

16.1 This Agreement shall be valid from the date it is signed and shall remain valid and in full force until this Agreement is explicitly terminated. Such termination requires unanimity from the Members.

[Signature Page Follows]

[Signature Page to Members Agreement]

In witness whereof, the Parties hereto have duly executed and signed this Agreement, in 2 originals, in San Antonio, Texas, on the date first written above.

BE Invest Ltd.

By: /s/ Bjorn Asphelm

NaturalShrimp Iternational, Inc.

/s/Gerald Easterling, President

Schedule 1
Shrimp Technology

SHRIMP TECHNOLOGY shall mean any and all inventions and intellectual property of NSI used in aquaculture and self-contained eco-systems for the growing and marketing of aquatic species, and software designed to monitor and control such eco-systems, and shall include but shall not be limited to all IMPROVEMENTS, KNOW-HOW, LICENSED PATENTS and LICENSED PRODUCTS as defined below.

IMPROVEMENTS shall mean improvements and enhancements to the Shrimp Technology, whether or not patentable, which during the term of this Agreement are made, conceived or acquired by either party or to which either party obtains rights which it can provide to the other without obligation to third parties, including changes made for the purpose of improving the operation, efficiency, marketing or deployment of the Licensed Product.

KNOW-HOW shall mean the engineering, design, and operational techniques possessed by NSI relating to the specifications (including specifications for the ingredients needed for the growing of aquatic species), design, construction, and operational performance of the Shrimp Technology, which are applicable within the field of aquaculture and self-contained ecosystems for the growing and marketing of shrimp. The Know-How shall specifically include, but not be limited to: Facility Construction Manuals, Facility Operational Manuals, and any local, state or federal governmental licenses or permits held, or hereinafter acquired, by NSI in the United States regarding the Shrimp Technology and all information supplied by NSI to such governmental authority in obtaining such license or permit. Know-How shall also include any information obtained by NSI or the Company through advisory boards concerning the specifications, design, construction, and operational performance of the Shrimp Technology. The information shall be provided in meters/centimetres, kilos and based on a 220 volt current. A Configuration & Document Management System will be used to support a cost effective and controlled evolution of the Know-How. All manuals and all other documents being part of the Know-How, must be created, maintained and revised according to such system. Know-How shall also mean any publicity material developed by NSI concerning the marketing, sale and/or distribution of the Licensed Products.

LICENSED PATENTS means now existing or hereafter acquired patents and patent rights which relate to inventions in or applicable to aquaculture and self-contained eco-systems for the growing and marketing of aquatic species, and which are owned, acquired or controlled by NSI during the term of this Agreement.

LICENSED PRODUCT shall mean any and all products which employ or are produced using the Shrimp Technology or any and all products that are used to create self-contained eco-systems for the growing of aquatic species including algae, artemia and live shrimp and software designed to monitor and control such eco-systems.

Schedule 2

Territory

• Austria

• Belgium

• Denmark

• Finland

• France

• Germany

• Greece

• Ireland

• Italy

• Luxembourg

• The Netherlands

• Portugal

• Spain

• Sweden

• United Kingdom

• Cyprus

• Czech Republic

• Estonia

• Hungary

• Latvia

• Lithuania

• Malta

• Poland

• Slovakia

• Slovenia

• Switzerland

• Romania

• Bulgaria

Schedule 3

Indicative Term Sheet
INDICATIVE TERM SHEET

DATE:                            , 2005

Borrower: NaturalShrimp Europe Ltd

Lender: BE Invest Ltd

Facility:  €2,500,000 available in one (1) tranche until the Drawdown Date.

Commitment Fee: Commitment fee at 50 basis points on daily undrawn amount (payable monthly in arrear).

Purpose: To finance the establishment and initial operation of Borrower's production facility in Spain in accordance with Sections 2.3.2 and 5.2 of the Members' Agreement of the Borrower (the "Members' Agreement"), together with costs and expenses in connection therewith.

Availability: The Facility will be available for drawdown after execution of the Loan Agreement until the six (6) month anniversary of Initial Operations (the "Drawdown Date")

Interest: Floating rate interest at LIBOR screen rate (payable quarterly in arrear). .

Maturity: The Tenth (10th) anniversary of the Drawdown Date

Repayment: Outstanding amount under the Facility will amortise as follows: Repayment date:Amount: 0-119 monthszero 120 monthsThe full amount outstanding under the Facility

Prepayment: Prepayment permitted with five (5) business days' notice to coincide with any interest payment. Prepayment amounts may not be redrawn.

Mandatory Prepayments: If the Borrower experiences a Change of Control or becomes a constructive total loss then the full outstanding amount under the Facility, together with accrued interest and costs, shall be paid in full.

Security: The Facility will be unsecured.

Conditions Precedent: The Loan Agreement will include all conditions precedent for a borrower and lender which are customary for facilities of this type including, without limitation:

    a.Borrower certificate and documents of incorporation of the Borrower, including by-laws, certified copies of board approvals and all other corporate documents which Lender may reasonably require.

    b.All documentation required to comply with the Financial Assistance Relaxation Procedures [What are Financial Assistance Relaxation Procedures?).

Representations: The usual representations and warranties of a borrower and lender in connection with this type of facility shall be included in the Loan Agreement, including, without limitation, with respect to the Borrower:

a. no withholding taxes on payments.

b. Pan passu ranking.

c. No material adverse change.

Covenants:

The Loan Agreement will include standard covenants of a borrower and lender for this type of facility, including, without limitation, with respect to the Borrower, restrictions on:

a. Liens and encumbrances.

b. Guarantees.

c. Sale of assets.

d. Loans and advances.

Financial Covenants: The Loan Agreement will contain customary financial covenants of a borrower which shall be negotiated but shall include, without limitation: a. Certificate of Compliance to be executed by the Borrower and promptly sent to the Lender semi-annually confirming that the covenants contained herein are complied with by the Borrower.

Events of Default: Customary events of default of a borrower and lender for a facility of this type, including, without limitation, with respect to the Borrower:

a.	Default in payment or other obligations.
b.	Cross default clause with respect to any material default under any agreement between Borrower and Lender relating to a financial liability.
c.	Material adverse change.

Taxes: All payments to be free of withholding and other taxes.

Arrangement Fee: Costs:
The Lender will be liable for the bankers' fees and costs incurred in assembling the Facility, and these costs will constitute the Arrangement Fee. The Arrangement Fee will be payable on the Drawdown Date or if relevant at cancellation of the Facility, whichever is the earliest.
Notwithstanding that this term sheet is 'subject to contract', the following provision shall be binding on the Borrower from the date hereof. All expenses in the preparation, negotiation, execution and delivery of the Facility, including, but not limited to, legal fees, to be paid by the Lender whether or not the facility is put in place. All expenses associated with administering the Facility to be paid by the Lender.

Other:All other standard terms for documents of this nature shall be included. Capitalized terms not otherwise defined in this Term Sheet shall have the meaning given to them in the Members' Agreement. Conflicts,In the event of any controversy or claim arising out of or relating to this Governing LawTerm Sheet or the Loan Agreement, the Borrower and the in Case of Disputes:Lender shall consult and negotiate with each other and, recognising their mutual interests, attempt to reach a solution satisfactory to both parties. If they do not reach settlement within a period of sixty (60) days, then either party may, by notice to the other party and the International Centre for Dispute Resolution, demand mediation under the International Mediation Rules of the International Centre for Dispute Resolution. If settlement is not reached within sixty (60) days after service of a written demand for mediation and if the parties mutually consent, any unresolved controversy or claim arising out of or relating to this Term Sheet or the Loan Agreement shall be settled by arbitration in accordance with Swiss Rules of International Arbitration. The place of arbitration or mediation pursuant to this Term Sheet or the Loan Agreement shall be Bern, Switzerland. The language of the arbitration shall be English. The corporate law of the country of Switzerland will govern all questions concerning the relative rights of the Borrower and its members. All other questions concerning the construction, validity and interpretation of this Term Sheet or the Loan Agreement will be governed by English law.

THIS COMMITMENT IS SUBJECT TO CONTRACT, THE TERMS AND CONDITIONS
SET OUT ABOVE AND DOCUMENTATION MUTUALLY ACCEPTABLE TO THE BORROWER AND LENDER.

Accepted by as of the date set forth above:

On behalf of NaturalShrimp Europe Ltd